Exhibit 10.1

NEWS RELEASE

October 23, 2018

NAVIGATOR HOLDINGS LTD. COMPLETES PLACEMENT OF SENIOR SECURED BOND ISSUE

Navigator Holdings Ltd. (NYSE: NVGS) (‘Navigator’ or the ‘Company’) is pleased to announce that it has successfully issued NOK 600 million (approximately USD 72.5 million) aggregate principal amount of new senior secured bonds in the Nordic bond market. The new bonds will mature in November 2023 and the coupon rate will be 3 month NIBOR plus 6.00%, payable quarterly. The transaction is subject to customary closing conditions and settlement is expected to occur on November 2, 2018. The net proceeds will be used to part finance the Company’s portion of the construction cost of the ethylene export marine terminal joint venture.

The bonds have not been and will not be registered under the Securities Act or any state securities laws, and may not be offeed or sold in the United States absent registration or unless pursuant to an applicable exemption from the registration requirements of the Securities Act and any other applicable securities laws. This press release does not constitute an offer to sell or the solicitation of an offer to buy the bonds, nor shall it constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale would be unlawful.

For further information, please contact:

David Butters (CEO, Navigator Gas), Tel: +1 212 355 5893

Niall Nolan (CFO, Navigator Gas), Tel: +44 20 7340 4850